Exhibit 99.1

NEWS RELEASE

Siebel Systems, Inc. Adopts Stockholder Rights Plan

San Mateo, Calif.-January 30, 2003-Siebel Systems, Inc. (Nasdaq: SEBL) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of February 13, 2003 will receive rights to purchase shares of a new series of preferred stock.

The Rights Plan is designed to enable all Siebel Systems stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Siebel Systems. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire ten years from the record date. The rights will be exercisable only if a person or group acquires 15% or more of Siebel Systems' common stock or announces a tender offer for 15% or more of the common stock. If a person acquires 15% or more of Siebel Systems' common stock, all rightsholders except the buyer will be entitled to acquire Siebel Systems common stock at a discount. Thomas M. Siebel, the Company's Chairman and CEO, and his affiliates will be exempt from the Rights Plan.

The rights will trade with Siebel Systems' common stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Siebel Systems' Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to stockholders following the record date.

About Siebel Systems
Siebel Systems, Inc. is a leading provider of eBusiness applications software, enabling corporations to sell to, market to, and serve customers across multiple channels and lines of business. With more than 3,500 customers worldwide, Siebel Systems provides organizations with a proven set of industry-specific best practices, CRM applications, and business processes, empowering them to consistently deliver superior customer experiences and establish more profitable customer relationships. Siebel Systems' sales and service facilities are located in more than 28 countries.

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Investor Contact: Mark Hanson Siebel Investor Relations (650) 295-5656 Investor.relations@siebel.com	Media Contact: Clay Helm Siebel Public Relations (650) 295-5455 PublicRelations@siebel.com

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. The success of the agreements, relationships and products described above and the future operating results of Siebel Systems, Inc. may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with the eBusiness software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.